Exhibit 99.1

Monroe Capital Corporation and Horizon Technology Finance Corporation Enter into Definitive Merger Agreement

Monroe Capital Corporation Additionally Signs Definitive Asset Purchase Agreement to Sell its Investment Assets to Monroe Capital Income Plus Corporation Immediately Preceding Merger

Transaction to Drive Scale and Shareholder Value Across Monroe Capital BDC Platforms

Chicago, IL – August 7, 2025 – Monroe Capital LLC (“Monroe Capital”) today announced that Monroe Capital Corporation (“MRCC”; NASDAQ: MRCC) and Horizon Technology Finance Corporation (“HRZN”; NASDAQ: HRZN), both business development companies (“BDCs”) managed by affiliates of Monroe Capital, have entered into an agreement (the “Merger Agreement”) under which MRCC would merge with and into HRZN (the “Merger”), subject to the receipt of certain shareholder approvals and the satisfaction of other closing conditions. Pursuant to the Merger Agreement, HRZN will be the surviving public entity and will continue to be managed by Horizon Technology Finance Management LLC (“HTFM”) and trade on the NASDAQ under the symbol “HRZN”.

Monroe Capital Income Plus Corporation (“MCIP”), the Monroe Capital platform's privately offered BDC, has agreed that, immediately prior to the Merger, it will acquire substantially all of the assets of MRCC at fair value, as determined shortly before closing, for cash (the "Asset Sale"), subject to the satisfaction or waiver of the closing conditions in the Merger Agreement and certain other closing conditions applicable to the Asset Sale. Following the Asset Sale, MRCC’s only assets will be the net cash proceeds from the sale after giving effect to the receipt of proceeds from the Asset Sale, repayment of liabilities, transaction costs and distribution of undistributed net investment income. Pursuant to the Merger Agreement, MRCC will subsequently merge with HRZN.

Under the terms of the Merger Agreement, shareholders of MRCC will receive a number of HRZN shares with a net asset value (“NAV”) equal to the NAV of the shares that they hold in MRCC, as determined shortly before closing and after giving effect to the Asset Sale. Upon closing of the Merger, the former MRCC shareholders are expected to own approximately 37% of HRZN. The merger transaction is structured as a NAV-for-NAV exchange of shares.

“We believe this innovative, shareholder-friendly transaction unlocks shareholder value within MRCC while also placing the combined HRZN entity in a much better position to serve borrowers and execute on its key long-term strategic initiatives,” said Theodore L. Koenig, Chairman & Chief Executive Officer of Monroe Capital. “This transaction is expected to be accretive to both shareholders of MRCC and HRZN, while also offering compelling synergies and cost-savings that will allow us to continue to deliver attractive, sustainable risk-adjusted returns to our investors for years to come. To accelerate its next phase of growth, HRZN will have the full support and backing of Monroe Capital, an approximately $22 billion AUM, premier asset manager.”

Michael P. Balkin, Chief Executive Officer of Horizon Technology Finance, added, “This transaction provides HRZN with significant incremental leverageable capital, and a larger shareholder base to execute on its strategy of being a leading lender in providing both venture debt and also growth capital in the public small cap company space. We are confident that the enhanced earnings power and expanded investing opportunity set will translate into stronger long-term total returns for our shareholders.”

Key Transaction Highlights

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Enhanced Scale – The Merger will increase the size and scale of HRZN, as the combined company is expected to benefit from additional equity capital of approximately $165 million before adding allowable leverage, corresponding to a NAV of approximately $446 million based on June 30, 2025 financials, as adjusted for estimated Merger-related adjustments and expenses (the “Current Combined NAV”). Due to its increased size and scale post-closing, the combined company is expected to realize a reduction in per-share operating expenses for HRZN shareholders on a pro forma basis. Further, shareholders of the combined company are expected to benefit from improved trading liquidity through, among other things, a broader investor base.

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Return Accretion – The Merger is expected to be neutral to net investment income (“NII”) for the combined company during the first-year post-closing, and accretive over time, driven by operational savings, portfolio mix optimization, and cost savings from capital structure improvements over the long-term.

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Additional Capital to Support Next Phase of Growth – The Merger will provide HRZN with incremental capital to execute on its current investment strategy of providing venture debt to sponsor-backed private companies in technology, healthcare, life sciences and sustainability, while broadening its investment platform to lending opportunities for public small-cap growth companies.

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Increased Access to Long-Term, Lower-Cost, Flexible Debt Capital – The Merger and associated effects noted above should enable HRZN to better access a wider array of debt funding solutions, including access to structural efficiencies and potential borrowing cost reductions over time.

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Tax-Free Exchange – The Merger is structured as a tax-free reorganization under Section 368(a), allowing MRCC shareholders to exchange their shares without incurring immediate tax consequences. While the Asset Sale will be treated as a taxable transaction, MRCC is not expected to incur any tax liability resulting from realized gains from the transaction.

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Advisory Fee Waivers – In connection with and in support of the transaction, only if the Merger is consummated, HTFM has agreed to waive an aggregate amount of $4 million of base management fees and incentive fees over the first four full fiscal quarters following the closing (the “Fee Waiver”). The Fee Waiver will be implemented at a rate of up to $1 million per quarter commencing at the end of the first full fiscal quarter following the closing of the Merger. The Fee Waiver for each applicable fiscal quarter will not exceed the total amount of base management and incentive fees earned by HTFM during such fiscal quarter.

The Boards of Directors of MRCC, HRZN, and MCIP — each acting on the unanimous recommendation of their respective Special Committees consisting solely of certain independent directors — have unanimously approved either or both the Merger and/or the Asset Sale (respectively, as required by each Board of Directors). In addition, the Board of Directors of MRCC will recommend that shareholders of MRCC vote in favor of the Merger and Asset Sale, and the Board of Directors of HRZN will recommend that shareholders of HRZN vote in favor of the issuance of HRZN common stock in connection with the Merger.

The parties expect to close the transactions in the fourth quarter of 2025, subject to customary regulatory approvals, certain approvals by MRCC and HRZN shareholders, and other closing conditions. Each of the Asset Sale and the Merger will be conditioned upon the substantially concurrent consummation of the other.

Exchange Ratio

Under the terms of the Merger Agreement, in connection with the merger of MRCC into HRZN, MRCC shareholders will receive newly issued shares of HRZN common stock based on the ratio (the “Exchange Ratio”) of the MRCC NAV per share divided by the HRZN NAV per share, each determined shortly before closing.

The Exchange Ratio is subject to adjustment only in the event of a reclassification or recapitalization of shares or similar transaction by either MRCC or HRZN.

Additional Transaction Details

Prior to the closing of the Merger, HRZN and MRCC, subject to determination each quarter by their respective Boards, expect to declare and make regular distributions.

Prior to the closing of the Merger, MRCC will declare a distribution to MRCC shareholders equal to any undistributed net investment income estimated to be remaining as of the closing of the Merger.

The Merger Agreement and Asset Purchase Agreement require payment of a termination fee if the agreements are terminated under certain circumstances as described therein.

HRZN’s existing stock repurchase program – which will remain in place following the closing – authorizes open market repurchases of up to 2%, in the aggregate, of the then-outstanding shares of HRZN’s common stock, at then-current market prices, at any time HRZN’s common stock is trading below 90% of HRZN’s then most recently disclosed NAV per share.

HRZN will use commercially reasonable efforts to provide that, upon the closing of the Merger, the board of HRZN will consist of two independent members from HRZN’s current board, one independent member from MRCC’s current board (subject to the approval by HRZN shareholders), and the Chief Executive Officer of HRZN.

Transaction Advisors

Houlihan Lokey is serving as financial advisor to the Special Committee of MRCC in connection with the transaction. Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to the Special Committee of MRCC.

Keefe, Bruyette & Woods, A Stifel Company, is serving as financial advisor to the Special Committee of MCIP in connection with the transaction. Eversheds Sutherland is serving as legal counsel to the Special Committee of MCIP.

Oppenheimer & Co. is serving as financial advisor to the Special Committee of HRZN in connection with the transaction. Blank Rome LLP is serving as legal counsel to the Special Committee of HRZN.

Dechert LLP is serving as legal counsel to each BDC’s investment adviser in connection with the transaction.

Conference Call Details

MRCC and HRZN will hold a joint conference call to discuss the transaction today - Thursday, August 7, 2025 - at 5:00 PM ET. All interested persons are invited to attend the call and should dial (877) 407-9716 (domestic) or (201 493-6779 (international) approximately 10 minutes prior to the start of the conference call and use the conference ID 13754326. MRCC and HRZN will be utilizing an investor presentation as an accompaniment to the live call, which will be available at: https://ir.horizontechfinance.com.

About Horizon Technology Finance Corporation

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

About Monroe Capital Corporation

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition of MRCC, HRZN or MCIP or the proposed sale of assets by MRCC to MCIP and the proposed merger of MRCC with and into HRZN. All statements, other than historical facts, including but not limited to statements regarding the expected timing of the closing of the proposed transactions; the ability of the parties to complete the proposed transactions considering the various closing conditions; the expected benefits of the proposed transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the surviving companies following completion of the proposed transactions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual events and results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the proposed transactions closing; (ii) the expected synergies and savings associated with the Transaction; (iii) the ability to realize the anticipated benefits of the proposed transactions, including the expected elimination or reduction of certain expenses and costs due to the proposed transactions; (iv) the possibility that one or more of the various closing conditions to the transactions may not be satisfied or waived on a timely basis or otherwise, including risks that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approvals by the shareholders of MRCC and/or HRZN may not be obtained; (v) the possibility that competing offers or acquisition proposals will be made; (vi) risks related to diverting management's attention from ongoing business operations; (vii) the risk that shareholder litigation in connection with the proposed transactions may result in significant costs of defense and liability; (viii) changes in the economy, financial markets and political environment, including the impacts of inflation and interest rates; (ix) risks associated with possible disruption in the operations of MRCC, HRZN and MCIP or the economy generally due to terrorism, war or other geopolitical conflict, natural disasters, tariffs or public health crises and epidemics; (x) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xi) conditions in MRCC's, HRZN’s and MCIP's operating areas, particularly with respect to BDCs or regulated investment companies; and (xii) other considerations that may be disclosed from time to time in MRCC's, HRZN's and MCIP’s publicly disseminated documents and filings.  There is no assurance that the market price of HRZN’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, to the extent effectuated, or that any repurchase plan will enhance shareholder value over the long term. MRCC, HRZN and MCIP have based the forward-looking statements included in this press release on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although MRCC, HRZN and MCIP undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MRCC, HRZN and MCIP in the future may file with the SEC, including the Joint Proxy Statement and the Registration Statement (each as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

In connection with the proposed transactions, HRZN and MRCC plan to file with the SEC and mail to their respective shareholders a joint proxy statement on Schedule 14A (the “Joint Proxy Statement”), and HRZN plans to file with the SEC a registration statement on Form N-14 (the “Registration Statement”) that will include the Joint Proxy Statement and a prospectus of HRZN. The Joint Proxy Statement and the Registration Statement will each contain important information about HRZN, MRCC, the Merger, the Asset Sale and related matters. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. SHAREHOLDERS OF HRZN AND MRCC ARE URGED TO READ THE JOINT PROXY STATEMENT AND REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HRZN, MRCC, THE ASSET SALE, THE MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov or, for documents filed by HRZN, from HRZN’s website at https://ir.horizontechfinance.com/ and, for documents filed by MRCC, from MRCC’s website at https://ir.monroebdc.com/.

Participants in the Solicitation

HRZN, its directors, certain of its executive officers and certain employees and officers of Monroe Capital LLC and its affiliates may be deemed to be participants in the solicitation of proxies from the shareholders of MRCC and HRZN in respect of the proposed transactions. Information about the directors and executive officers of HRZN is set forth in its definitive proxy statement on Schedule 14A for its 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2025 (as modified by the amendment to the definitive proxy statement on Schedule 14A for its 2025 Annual Meeting of Stockholders filed with the SEC on May 15, 2025, the “HRZN Proxy Statement”), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the HRZN Proxy Statement. MRCC, its directors, certain of its executive officers and certain employees and officers of Monroe Capital LLC and its affiliates may be deemed to be participants in the solicitation of proxies from the shareholders of MRCC and HRZN in respect of the proposed transactions. Information about the directors and executive officers of MRCC is set forth in its proxy statement for its 2025 Annual Meeting of Stockholders (the “MRCC Proxy Statement”), which was filed with the SEC on April 21, 2025, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the MRCC Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the HRZN and MRCC shareholders in respect of the proposed transactions and related shareholder approvals will be contained in the Joint Proxy Statement when such document becomes available. These documents may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is not, and under no circumstances is it to be construed as, a prospectus or an advertisement, and the communication of this press release is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in MRCC, HRZN, MCIP or in any fund or other investment vehicle managed by Monroe Capital or any of its affiliates.

Contacts

Horizon Technology Finance Corporation

Investor Relations:

Dan Trolio

EVP & Chief Financial Officer

dtrolio@horizontechfinance.com

(860) 674-9977

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Monroe Capital Corporation

Investor Relations:

Mick Solimene

Chief Financial Officer & Chief Investment Officer

msolimene@monroecap.com

(312) 598-8401

Media Relations:

BackBay Communications

Daniel Abramson

daniel.abramson@backbaycommunications.com

(857) 305-8441